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August 11, 2003

Press Release

SOURCE: H&E Equipment Services L.L.C.

H&E Equipment Services Reports Second Quarter Results

        BATON ROUGE, LA., August 11, 2003/news/—H&E Equipment Services L.L.C. ("H&E" or the "Company"), today announced financial results for the second quarter and six months ended June 30, 2003. The merger between H&E and ICM Equipment Company L.L.C. ("ICM") was completed on June 17, 2002. Accordingly, the actual financial information presented herein includes ICM's results of operation since the date of the merger. (The actual operating results for the three and six months ended June 30, 2002, include the results of ICM from the period June 18, 2002, to June 30, 2002.)

        The Company reported 2003 second quarter revenues, on an actual basis, of $104.9 million, compared to $76.8 million for the second quarter 2002. The net loss for the second quarter was $9.5 million compared to a net loss of $1.7 million for the second quarter last year.

        Total revenues for the quarter ended June 30, 2003, declined 9.5% from the quarter ended June 30, 2002, with a corresponding 27.9% decline in earnings before interest, taxes, depreciation, and amortization (EBITDA), on a pro forma basis, giving effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.

        Revenues for the six months ended June 30, 2003, on an actual basis, were $206.1 million, compared to $142.5 million for the year ended June 30, 2002. The net loss for six months ended June 30, 2003, was $35.8 million compared to a net loss of $2.4 million for the same period last year.

        On a pro forma basis, giving effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented, for the six months ended June 30, 2003, total revenues declined 7.4% from the first six months of last year, with a corresponding 22.2% decline in earnings before interest, taxes, depreciation, and amortization (EBITDA).

        John Engquist, President and Chief Executive Officer, states, "We continue to be adversely impacted by the tough economy and the slow down in the industrial construction segment. We did not see business ramp-up during the second quarter like we anticipated or have experienced historically. Our earth-moving segment is improving as a result of more projects getting started and drier weather in the Southeast region. Our crane segment continues to be impacted by lower time utilization."

        John Engquist continues, "We cannot make a market. We continue to focus on managing things that are within our control such as capital expenditures or costs. For the first six months, we had negative rental fleet capital expenditures of $4.4 million, as we rationalized our rental fleet, reducing total debt. Our senior secured credit facility is down $4.2 million from March 31, 2003. This after making the semi-annual interest payment on the senior secured and senior subordinated notes. We feel very comfortable with both the mix and age of our rental fleet. Because our rental fleet assets are large, long-lived assets, we believe we can continue to age the fleet in response to these slow economic times."

        "In response to the declining operating performance, we have continued to manage our costs. Since the first of the year, we have reduced our workforce by approximately 144 employees or 10%. We are in the process of consolidating some locations. The estimated annual cost savings from these cost reduction actions are believed to be approximately $5.0 to $6.0 million," says John Engquist.

Litigation Update

        In July 2000, a complaint was filed by a competitor of the Company in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg under the caption

Sunbelt Rentals, Inc. v. Head & Engquist Equipment, d/b/a H&E Hi-Lift, et al. On May 2, 2003, the court handed down an order and opinion in favor of the plaintiff. The Company has previously recorded a $17.0 million loss for estimated damages, plaintiff's attorney's fees and other costs.

        The final judgment has not yet been entered in this matter. The Company's management intends to appeal and vigorously contest this judgment. During the appeals process, management anticipates posting a standby letter of credit for the amount of the final judgment. Even if there is a reduction in the amount of damages awarded to the plaintiff on appeal, management believes that the resulting judgment could have a material adverse effect on the Company's business or financial condition.

Pro Forma Results

        The unaudited pro forma combined selected data for the three months and six months ended June 30, 2002, presented herein, give effect to the merger of ICM into H&E as if it had occurred at the beginning of the periods presented.

        For the quarter ended June 30, 2003, total revenues were $104.9 million, compared to $115.9 million (pro forma) for the quarter ended June 30, 2002, a decline of $11.0 million or 9.5%.

        For the second quarter, rental revenues decreased 10.6%, or $4.5 million, to $37.8 million from $42.3 million (pro forma) for the same time period last year. The decrease in rental revenues was attributable primarily to lower time utilization for our crane segment and both lower time utilization and rental rates in our hi reach segment, quarter over quarter.

        For the second quarter, new and used equipment sales were $39.1 million in 2003 compared to $44.5 million (pro forma) for the second quarter of 2002, a decline of $5.4 million, or 12.1%. Sales of new cranes accounted for $5.1 million of the total decrease.

        Parts sales and service revenues for the three months ended June 30, 2003 declined $1.4 million, or 5.8%, to $22.8 million from $24.2 million (pro forma) for the three months ended June 30, 2002. Of the total $1.4 million decline, service revenues accounted for $1.3 million of the difference and parts sales accounted for the remaining $0.1 million difference. As a result of the slowing economy, customers have deferred or cancelled major repairs to their fleets.

        For the three months ended June 30, 2003, total gross profit was $25.9 million, compared to $31.3 million (pro forma) for the three months ended June 30, 2002, a decline of $5.4 million or 17.3%. For the second quarter 2003, total gross profit margin decreased to 24.7% from 27.0% (pro forma) in the second quarter of 2002.

        For the three months ended June 30, 2003, rental gross profit decreased 31.5%, or $5.2 million, to $11.3 million from $16.5 million (pro forma) for the same time period last year. The decrease in rental gross profit was attributable primarily to a decline in rental volumes (as discussed previously) and increased costs associated with aging the rental fleet.

        New and used equipment gross profit for the second quarter 2003 remained consistent with the same time period in 2002. The gross profit margin increased 0.9% for second quarter 2003 compared to the (pro forma) gross profit margin in the first quarter of 2002. The increase in gross profit margin is primarily due to the mix of used equipment sold.

        Parts and service gross profit for the three months ended June 30, 2003 decreased $0.7 million or 7.1%, to $9.1 million from $9.8 million (pro forma) for the same time period in 2002. The decline in lower volume resulted in lower gross profit quarter over quarter and slightly lower gross profit margin.

        Selling, general and administrative expenses declined $0.4 million to $25.7 million for the three months ended June 30, 2003 from $26.1 million (pro forma) for the three months ended June 30, 2002.

        EBITDA for the three months ended June 30, 2003 decreased 27.6%, to $15.2 million from $21.0 million (pro forma) for the same period in 2002. The decline in EBITDA is primarily a result of lower rental revenues and increasing rental maintenance and other costs.

        For the six months ended June 30, 2003, total revenues were $206.1 million, compared to $222.5 million (pro forma) for the six months ended June 30, 2002, a decline of $16.4 million or 7.4%.

        For the first six months, rental revenues decreased 8.7%, or $7.1 million, to $74.9 million from $82.0 million (pro forma) for the same time period last year. The decrease in rental revenues was attributable primarily to lower time utilization for our crane segment and both lower time utilization and rental rates in our hi reach segment, this year compared to last year.

        New and used equipment sales decreased to $77.9 million for the six months ended June 30, 2003 from $83.0 million (pro forma), a decline of $5.1 million, or 6.1%, for the comparable period last year. The overall decline is due to lower crane and hi lift sales offset by higher earth moving equipment sales.

        Parts sales and service revenues for the first half of 2003 were $43.6 million compared to $48.0 million (pro forma) for the first half of 2002. Of the total $4.4 million decline, parts sales accounted for $2.1 million of the difference and service revenues accounted for the remaining $2.3 million difference. As a result of the slowing economy, customers have continued deferring or canceling major repairs to their fleets.

        For the six months ended June 30, 2003, total gross profit was $51.1 million, compared to $60.3 million (pro forma) for the six months ended June 30, 2002, a decline of $9.2 million, or 15.3%. For the first six months of 2003, total gross profit margin decreased to 24.8% from 27.1% (pro forma) in the first six months of 2002.

        For the six months ended June 30, 2003, rental gross profit decreased 28.4% or $8.9 million to $22.4 million from $31.3 million (pro forma) for the same time period last year. The decrease in rental gross profit was attributable primarily to a decline in rental volumes and increased costs associated with aging the rental fleet.

        New and used equipment gross profit for the six months ended June 30, 2003 remained consistent with the (pro forma) gross profit from the same period last year at $10.9 million. The gross profit margin for new and used equipment sales also increased to 14.0% from 13.2% for the six months ended June 30, 2003 compared to the (pro forma) gross profit margin in the comparable period last year.

        Parts and service gross profit for the six months ended June 30, 2003 declined $1.8 million or 9.3%, to $17.6 million from $19.4 million (pro forma) for the same time period in 2002. Despite the gross profit dollar decline, gross margin improved slightly.

        Selling, general and administrative expenses declined $1.4 million or 2.7% to $50.4 million for the six months ended June 30, 2003 from $51.8 million (pro forma) for the six months ended June 30, 2002.

        EBITDA for the six months ended June 30, 2003 decreased 22.0%, to $30.5 million from $39.1 million (pro forma) for the same period in 2002. The decline in EBITDA is primarily a result of lower revenues for all segments except used equipment sales and increasing rental maintenance costs.

        The Company's management will hold its second quarter earnings conference call on August 12, 2003, at 11:00 AM. Eastern Standard Time. The conference call number is 1-800-282-9233, participant code 8026307.

About H&E Equipment Services L.L.C.

        H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 41 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces. In addition to renting equipment, the Company also sells new and used equipment and provide extensive parts and service support. This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. The Company generates a significant portion of our gross profit from parts sales and service revenues. Refer to the Form 10-K for December 31, 2002, filed on April 14, 2003.

Forward-Looking Statements

        Certain statements contained in this presentation are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on track," or "anticipates," or the negative thereof or comparable terminology, or by discussion of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) intense competition. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002(1)	2003	2002(1)
	(in thousands)
Revenues:
Equipment rentals	$37,828	$27,003	$74,856	$49,882
New equipment sales	20,460	16,410	40,830	32,457
Used equipment sales	18,657	13,043	37,067	22,166
Parts sales	14,234	10,822	26,439	20,312
Service revenues	8,591	6,078	17,178	11,247
Other	5,086	3,406	9,708	6,398
Total revenues	104,856	76,762	206,078	142,462
Gross profit:
Equipment rentals	11,295	10,826	22,381	19,935
New equipment sales	2,090	1,733	3,881	3,063
Used equipment sales	3,248	1,658	7,060	3,280
Parts sales	4,043	2,746	7,319	5,153
Service revenues	5,074	3,585	10,308	6,558
Other	179	(234)	196	(396)
Total gross profit	25,929	20,314	51,145	37,593
Selling, general, and administrative expenses	25,663	17,289	50,409	32,857
Loss from litigation	—	—	17,000	—
Gain on sale of property and equipment	64	8	37	29
Income (loss) from operations	330	3,033	(16,227)	4,765
Interest expense	(9,866)	(5,648)	(19,679)	(8,494)
Other income, net	75	68	96	93
Loss before income taxes	(9,461)	(2,547)	(35,810)	(3,636)
Income tax benefit	—	(892)	—	(1,271)
Net loss	$(9,461)	$(1,655)	$(35,810)	$(2,365)

(1)
Includes the results of operations of ICM Equipment Company, L.L.C. from the date of the merger (June 18, 2002) through June 30, 2002.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED SELECTED BALANCE SHEET DATA
June 30, 2003

(in thousands)

Cash	$2,826
Rental equipment, net	289,581
Total assets	442,887
Total debt(1)	323,378
Total liabilities	454,267
Member's deficit	(11,380)
Total liabilities and member's deficit	$442,887

(1)
Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED COMBINED SELECTED STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2003 Actual	2002(1) Pro Forma	2003 Actual	2002(1) Pro Forma
	(in thousands)
Revenues:
Equipment rentals	$37,828	$42,323	$74,856	$81,963
New equipment sales	20,460	25,608	40,830	48,221
Used equipment sales	18,657	18,872	37,067	34,779
Parts sales	14,234	14,344	26,439	28,468
Service revenues	8,591	9,893	17,178	19,482
Other	5,086	4,909	9,708	9,570
Total revenues	104,856	115,949	206,078	222,483
Gross profit:
Equipment rentals	11,295	16,527	22,381	31,296
New equipment sales	2,090	2,567	3,881	4,898
Used equipment sales	3,248	3,066	7,060	6,055
Parts sales	4,043	3,807	7,319	7,602
Service revenues	5,074	6,007	10,308	11,797
Other	179	(674)	196	(1,346)
Total gross profit	25,929	31,300	51,145	60,302
Selling, general, and administrative expenses	25,663	26,146	50,409	51,844
Loss from litigation	—	—	17,000	—
Gain on sale of property and equipment	64	8	37	29
Income (loss) from operations	330	5,162	(16,227)	8,487
EBITDA:
Income (loss) from operations	330	5,162	(16,227)	8,487
Depreciation and amortization	14,904	15,894	29,717	30,661
Loss from litigation	—	—	17,000	—
Gain on sale of property	(64)	(8)	(37)	(29)
EBITDA	$15,170	$21,048	$30,453	$39,119

(1)
The unaudited pro forma combined selected statement of operations data for the three and six months ended June 30, 2002, gives effect to the merger of ICM with and into H&E as if it had occurred at the beginning of the period presented.

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H&E EQUIPMENT SERVICES L.L.C. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED SELECTED BALANCE SHEET DATA June 30, 2003 (in thousands)
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED COMBINED SELECTED STATEMENTS OF OPERATIONS DATA